Exhibit 99.1

For Immediate Release	Contact:
David Portnoy Chairman and Co-Chief Executive Officer Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS FISCAL SECOND QUARTER

2018 FINANCIAL RESULTS

OLDSMAR, FL – July 16, 2018 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal second quarter ended May 31, 2018.

Financial Results

Revenue

Consolidated revenues for the second quarter of fiscal 2018 were $6,525,000 compared to $6,237,000 for the second quarter of fiscal 2017. The revenues for the 2018 quarter consisted of $6,295,000 in processing and storage fee revenue, $203,000 in licensee and royalty income and $27,000 in product revenue compared to $5,846,000 in processing and storage fee revenue, $329,000 in licensee and royalty income and $62,000 in product revenue for the 2017 quarter.

Net Income

The Company reported net income for the three months ended May 31, 2018 of $540,000, or $0.07 per basic and diluted share, compared to net income of 497,000, or $0.07 per basic share and $0.06 per diluted share for the three months ended May 31, 2017. For the three months ended May 31, 2018, there was an 8% increase in processing and storage revenues, partially offset by a 12% increase in cost of sales and a 4% increase in selling, general and administrative expenses.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003 certified by TUV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.